Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of August 29, 2008, by and between Renaissance Electronics Corp., a Massachusetts corporation and HXI, LLC, a Massachusetts limited liability company (collectively the “Buyer”), Proxim Wireless Corporation, a Delaware corporation (“Proxim”), and Terabeam Corporation, a Washington corporation (the “Seller”).  The Buyer and the Seller are together sometimes referred to herein as the “Parties.”

WHEREAS, the Seller is engaged in the business of the manufacture and supply of millimeter wave components and subsystems for communication and other systems;

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to acquire and purchase from the Seller, the Acquired Assets (as defined herein), on the terms and conditions of this Agreement;

WHEREAS, the Seller is a wholly owned subsidiary of Proxim;

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Definitions.  In addition to other terms defined elsewhere in this Agreement, when used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Contracts” means the Real Property Lease, the Operating Agreements, and the Sales Representative Agreements.

“Business”  means the Seller’s business now being conducted at its manufacturing plant located in Haverhill, Massachusetts and identified with the manufacture and supply of the  Harmonix (HXI) millimeter wave components and subsystems for communication and other related systems.

“Business Intellectual Property” means all:  (A) patents, patent applications and invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos, slogans, jingles and registrations and applications for registration thereof; (C) copyrights and registrations and applications for registrations thereof; (D) mask works and registrations and applications for registrations thereof; (E) trade secrets and confidential business information and know-how, including business and marketing plans, customer and supplier lists, specifications, designs and technical data; (F) internet domain names and the registrations relating thereto (specifically excluding the domain name www.terabeam-hxi.com); (G) any and all custom and other computer software programs, applications, generated databases, backups, and other work product; (H)  engineering notebooks, drawings, and bills of materials; and, (I) all licenses, agreements or permissions to use any of the foregoing Business Intellectual Property; in each case of the Seller used exclusively in the Business and to the extent not included as an Excluded Asset.

“Business Material Adverse Effect” means a material adverse effect on, or a material adverse change to, Acquired Assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means mean any nation, territory or government (or union thereof), foreign, domestic or multinational, any state, local or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

 “Knowledge”: For purposes of this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of or reasonably could be expected to discover or otherwise become aware of such fact or matter in the course of performing his or her normal employment duties.   A person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, or manager of such person (or in any similar capacity) has Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” means any mortgage, pledge, lien, security interest, collateral assignment, charge, encumbrance, or restriction on transfer, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, and (ii) deposits with third parties made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws ..

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Premises”  means the manufacturing facility located in Haverhill, Massachusetts and leased to Seller or it predecessor.

“Products” mean the items manufactured by Seller as part of the Business including those Products set forth on Schedule 1.

“Proxim” means the Seller’s parent corporation, Proxim Wireless Corporation.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax.

“Tax Return” shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

2.      Purchase and Sale of Assets.

2.1           Acquired Assets.  At the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, subject to and upon the terms and conditions of this Agreement, free and clear of any Lien (except for the Assumed Liabilities), all of the right, title and interest of the Seller in and to all of the assets and properties of the Seller used exclusively in the Business and located at the Seller’s location in Haverhill, Massachusetts, including, without limitation, the following assets and properties (collectively, the “Acquired Assets”) but excluding the Excluded Assets:

(a)           All Products, machinery, equipment, tooling, and other fixed tangible assets of the Seller listed on Schedule 2.1(a) (collectively, the “Tangible Assets”), including all such assets on the Premises on the date of the Closing;

(b)           All raw material, work in process, and finished product inventory of the Seller listed on Schedule 2.1(b) (collectively, the “Inventory”);

(c)           All Business Intellectual Property,

(d)           All rights of the Seller and its Affiliates under the real property lease identified on Schedule 2.1(d) (the “Real Property Lease”);

(e)           All rights of the Seller under all purchase orders, order backlog, supply, manufacturing, OEM, sourcing and distribution agreements with suppliers and customers listed on Schedule 2.1(e), including all rights to the revenue therefrom paid by the customer after the Closing (subject to Section 2.2(b) below), and all rights of the Seller under all supplier and customer purchase orders relating exclusively to the Business, including those listed on Schedule 2.1(e) (collectively, the “Operating Agreements”) (except to the extent any such rights are designated as Excluded Assets);

(f)           All rights of the Seller under all agreements with independent sales representatives listed on Schedule 2.1(f) (collectively, “Sales Representative Agreements”);

(g)           All rights of the Seller relating to the FCC and Industry Canada certifications relating to the GigaLink radios as listed on Schedule 2.1(g);

(h)           All prepaid expenses of the Seller relating exclusively to the Business set forth on Schedule 2.1(h);

(i)           All customer lists, files and records that are located at the Seller’s premises in Haverhill, Massachusetts; provided, however, that the Seller shall be entitled to retain copies of all such materials and that the Buyer shall make all such materials available for inspection and copying by the Seller or its Affiliates after the Closing, as more fully set forth in Section 6.3(b);

(j)           The telephone, facsimile and other communication lines and numbers, and the Internet domain names, as listed on Schedule 2.1(j); and

(k)           All of the Seller’s books and records related exclusively to the Acquired Assets; provided, however, that the Seller shall be entitled to retain copies of all such materials and that the Buyer shall make all such books and records available for inspection and copying by the Seller and its Affiliates after the Closing, as more fully set forth in Section 6.3(b).

2.2           Excluded Assets.  Notwithstanding anything to the contrary herein contained, there shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to the Buyer hereunder, and shall be retained by and remain the property of the Seller, all of the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)           All cash, cash equivalents, bank accounts, deposits and any other similar assets;

(b)           All accounts receivable arising through the Closing (subject to Section 2.5(b) below) for Product shipped prior to Closing and all payments by customers relating to those accounts receivable;

(c)           All Tax prepayments and refunds;

(d)           All business, financial and accounting records in the possession (in any form or media) of any of the Seller’s Affiliates, including Proxim; provided, however, that the Seller and its Affiliates shall make all such books and records available for inspection and copying by the Buyer after the Closing, as more fully set forth in Section 6.3(a).

(e)           All documents, instruments and materials relating to the organization of the Seller, including Articles of Incorporation, Bylaws, agreements and subscriptions relating to the acquisition of (or to rights to acquire) any ownership or other interests in the Seller, minute books, and ownership records;

(f)           Any rights in connection with United States patent US006700549B2 (it being understood however that the Buyer shall be granted a license for such patent pursuant to the patent license agreement with Proxim referred to in Section 6.5(a));

(g)           All right, title and interest in, including rights to all proceeds of, all policies of insurance held by the Seller;

(h)           All rights under this Agreement and the other agreements, instruments and documents contemplated to be executed and delivered hereunder;

(i)           All assets, properties and rights of the Seller and its Affiliates not expressly designated as Acquired Assets; and

(j)           All rights, causes of action and claims (known or unknown, matured or unmatured, accrued or contingent) against third parties, including all warranties, representations, guarantees and other contractual claims (express, implied or otherwise) that relate to the Excluded Assets and the Excluded Liabilities.

(k)           All warranty obligations of Seller for Products sold prior to the Closing; provided, however, that Buyer will service such warranty claims upon Proxim’s request in accordance with the relevant provisions (Section 5.8 and Schedule A) of the OEM Agreement contemplated in Section 6.4 below.

2.3           Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement, and except as contemplated by Section 2.4, at the Closing, the Buyer will assume and hereby agrees to satisfy, perform and discharge when due, all indebtedness, liabilities and obligations of any nature, kind, character or description whatsoever, relating to the operation of the Business and the ownership, possession and operation of the Acquired Assets, arising or occurring on or after the Closing (collectively, the “Assumed Liabilities”), including the following:

(a)           All liabilities and obligations arising after the Closing under the Assumed Contracts;

(b)           All liabilities in connection with the fulfillment and performance of all purchase orders not fully fulfilled and performed by the Seller as of the Closing;

(c)           The Assumed Employee Liabilities (as that term is defined in Section 6.7(b) below); and

(d)           All liabilities with respect to payment of commissions payable to the Seller’s independent sales representatives as of the Closing to the extent any such commission (i) arises out of a written Sales Representative Agreement listed on Schedule 2.1(f), and (ii) relates to the unshipped portions of purchase orders that are Assumed Contracts.

2.4           No Assumption of Other Liabilities.  The Buyer will not assume or perform any liabilities and obligations not specifically contemplated by Section 2.3 to be assumed by the Buyer (the “Excluded Liabilities”).

2.5           Purchase Price

(a)           On the terms and subject to the conditions of this Agreement, in consideration for the Acquired Assets the Buyer shall pay the Seller $5,500,000 (the “Base Purchase Price”), of which (i) $4,750,000 shall be paid in cash at the Closing by wire transfer of immediately available funds to an account designated by the Seller and (ii) $750,000 shall be paid by the Buyer in the form of a credit toward the purchase of Products as defined in the Original Equipment Manufacturer Agreement and in accordance with its terms, to be executed and delivered by the parties thereto at the Closing.  The Base Purchase Price shall be subject to adjustment pursuant to Section 2.5(b) and 2.5(c) below.  The Base Purchase Price plus or minus, as the case may be, the adjustment amount calculated pursuant to those sections, is referred to herein as the “Purchase Price.”

(b)           The Base Purchase Price, and the amount of cash payable to the Seller pursuant to Section 2.5(a)(i) above, shall be reduced by one-half (1/2) of the Assumed Employee Liabilities (as that term is defined in Section 6.7(b) below).

(c)           The Base Purchase Price, and the amount of cash payable to the Seller pursuant to Section 2.5(a)(i) above, shall be reduced by the amount of advance deposits or prepayments made by customers of Seller on open purchase orders comprising Operating Agreements attributed to Products to be delivered to the customer following the closing.  So as to remove doubt, one customer of the Business pays one third of the amount of the total amount of a purchase order when the order is placed, and the payments billed to that customer upon delivery are reduced by a pro rata portion of the prepaid deposit.  Buyer shall receive a credit against the Base Purchase Price equal to the amount of said prepaid deposit.

2.6           Allocation of Purchase Price.  Prior to the  Closing Date, the Buyer shall prepare and deliver to the Seller copies of Form 8594 and any required exhibits thereto (collectively, the “Asset Allocation Statement”) allocating the Purchase Price (including Assumed Liabilities) among the Acquired Assets in accordance with Section 1060 of the Internal Revenue Code and the Treasury regulations thereunder.  The Seller shall have a period of thirty (30) days after delivery of the Asset Allocation Statement (the “Allocation Response Period”) to present in writing to the Buyer notice of any objections the Seller may have to the allocations set forth therein (an “Allocation Objection Notice”).  Unless the Seller objects within such thirty (30) day period, the Asset Allocation Statement shall be binding on the Parties.  If the Seller shall raise any objections within the Allocation Response Period, the Buyer and the Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute.  If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objection Notice, then the parties shall submit the Asset Allocation Statement and the Allocation Objection Notice to an independent accountant for resolution.  Such accountant shall resolve the dispute by selecting the proposed allocation submitted by either the Buyer or the Seller which in the sole judgment of such accountant most accurately allocates the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with their relative fair market values, but not by choosing any other formulation.  Such accountant shall render such decision and report to the Buyer and the Seller in writing, specifying the reason for its decision in reasonable detail, not later than thirty (30) days after the item has been referred to it.  The costs, fees and expenses of the accountant shall be borne equally by the Buyer and the Seller.  The Purchase Price shall be allocated in accordance with the Asset Allocation Statement, as finally determined, and all income tax returns and reports filed by the Buyer and the Seller shall be prepared consistently with such allocation.

2.7           Sales and Transfer Taxes.  All sales, use, VAT, stamp duty, recording, documentary and transfer taxes, fees and duties under applicable Law incurred in connection with this Agreement and the transactions contemplated hereby, including the sale and transfer of the Acquired Assets, will be borne and paid by the Buyer (except for any taxes on the income of the Seller due to the transactions contemplated by this Agreement).

2.8           Prorations.  All personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Acquired Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Buyer and the Seller as of 12:01 a.m. eastern time on the Closing Date.  With respect to the taxes described in this Section 2.8, the Seller shall timely file all tax returns due before the Closing Date with respect to such taxes and the Buyer shall prepare and timely file all tax returns due after the Closing Date with respect to such taxes.  If one party remits to the appropriate taxing authority payment for taxes, which are subject to proration under this Section 2.8 and such payment includes the other party’s share of such taxes, such other party shall promptly reimburse the remitting party for its share of such taxes.

3.      The Closing; Deliveries at Closing.

3.1           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement on the date set forth in the first paragraph of this Agreement (the “Closing Date”), at the offices of the Seller located at 22 Parkridge Road, Haverhill, Massachusetts.

3.2           Deliveries at the Closing.

(a)           The transfer of the Acquired Assets by the Seller to the Buyer, and assumption by the Buyer of the Assumed Liabilities at the Closing, shall be effected by the delivery of the following by the Seller:

(i)           a bill of sale for the Acquired Assets,

(ii)           an assignment and assumption of lease agreement signed by the lessor of the Real Property Lease or consent of the lessor in form acceptable to Buyer;

(iii)           patent and trademark assignments in recordable form;

(iv)           votes of the Shareholder and Board of Directors of the Seller authorizing the acts contemplated by this Agreement in form acceptable to Buyer;

(v)           Certificate of Tax Good Standing from the Commonwealth of Massachusetts and evidence of a request for a Waiver of Tax Lien from the Commonwealth of Massachusetts;

(vi)           Seller shall have delivered to Buyer UCC Termination Statements for UCC Financing Statements on file with the State of Washington (for Seller) (or confirmations that such termination statements have previously been filed with the State of Washington) and State of Delaware (for Proxim) with respect to the Acquired Assets, or a release and waiver of lien from the holders of such UCC Financing Statements or a commitment from the lien holder to promptly file a partial release after the Closing;

(vii)           Certificate of Corporate Good Standing from the Secretary of State of the Commonwealth of Massachusetts;

(viii)          such other instruments of transfer and assignment and other documents (including any consents thereto by third parties necessary to make the same valid and effective), in such form and containing such terms and provisions as the Parties may reasonably request, as shall be necessary to vest in the Buyer all right, title and interest in and to the Acquired Assets and as shall be necessary for the Buyer to assume all of the Assumed Liabilities.

(ix)           At the Closing, the Seller shall put the Buyer in possession and control of the Acquired Assets.

(b)           At the Closing, the Buyer shall deliver the funds contemplated in Section 2.5(a) above as contemplated therein and shall deliver an assignment and assumption agreement relating to the Assumed Contracts.

4.      Representations and Warranties of the Sellers.  The Seller and Proxim hereby represent and warrant to the Buyer that, except as set forth in the disclosure letter delivered contemporaneous herewith (the “Disclosure Letter”):

4.1           Organization of the Seller.

(a)           The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Washington.  The Seller is qualified to do business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts.

(b)           Copies of the Articles of Incorporation and Bylaws of the Seller, each as amended to date, have been heretofore delivered to the Buyer and are accurate and complete.  The Seller is not in violation of any of the material provisions of its Articles of Incorporation or Bylaws.

4.2           Authorization of Transaction.  The Seller has the corporate power and authority to execute and deliver this Agreement and all other agreements, instruments and documents required to be executed or delivered by the Seller hereunder, and to perform the Seller’s obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  All corporate actions required to be taken by or on the part of the Seller to authorize and permit the execution and delivery by the Seller of this Agreement and the other agreements, instruments and documents required to be executed and delivered by the Seller hereunder, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and properly taken.  This Agreement and the other agreements, instruments and documents executed and delivered by the Seller hereunder have been duly executed and delivered by the Seller, and constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Law relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

4.3           Noncontravention; Consents.  Neither the execution and the delivery of this Agreement and the other agreements, instruments and documents required to be executed and delivered by the Seller pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate the Articles of Incorporation or Bylaws of the Seller, (ii) violate any Law, injunction, judgment, or order of any Governmental Body, to which the Seller or any of the Acquired Assets is subject, except as would not reasonably be expected to have a Business Material Adverse Effect, or (iii) to the Knowledge of Seller, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Assumed Contract, in each case except as would not reasonably be expected to result in a Business Material Adverse Effect.  To the Knowledge of the Seller, no consent, permit, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person (collectively, the “Consents”) is required for the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other agreement, instrument or document contemplated to be executed and delivered by the Seller hereunder, or the consummation by the Seller of the transactions contemplated hereby and thereby, and the Seller has obtained all such Consents prior to the date hereof, except for Consents the failure of which to be obtained would not reasonably be expected to result in a Business Material Adverse Effect.

4.4           Title to and Condition of the Acquired Assets.

(a)           The Seller owns and has good and marketable title to, or, in the case of leased assets and properties, valid leasehold interests in, all of the tangible Acquired Assets, free and clear of any Lien except for the Assumed Liabilities.  No person, firm or corporation other than Seller has any right to the use or possession of any of the Assets. No currently effective financing statement under the Uniform Commercial Code with respect to any of the Acquired Assets has been filed in any jurisdiction; no currently effective lien or encumbrance with respect to any of the Acquired Assets has been filed with the United States Patent and Trademark Office; and no agent of Seller has signed any financing statement or security agreement authorizing anyone to file any financing statement, lien or other encumbrance.    To the Knowledge of the Seller, the Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted.

(b)            The Seller owns no real property.  The premises leased by the Seller or its Affiliates under the Real Property Lease, and all fixtures and improvements thereto, are in good operating condition and repair, ordinary wear and tear excepted.

(c)           The Inventory consists of a quality and quantity which are usable within customary time periods in the ordinary course of the Business consistent with past practice .  The Inventory consisting of work-in-process is being completed on schedule and there are no forfeitures, chargebacks or penalties which have been or will be incurred due to the failure of Seller to complete the work-in-progress in a timely manner.   None of the Inventory has been consigned to others, nor is any inventory consigned to Seller, other than inventory which has been fully paid for by customers but is being temporarily stored by Seller (“Customer Inventory”).  The Inventory is sufficient and adequate for, but are not in excess of the level appropriate to, the customary conduct of the Business as it previously has been conducted.

4.5           Financial Statements.  The Buyer acknowledges that the Seller and its Affiliates do not have and have not maintained separate financial statements for the Seller or the Business.  The Seller has provided the Buyer copies of (a) pro forma, unaudited selected balance sheet account information (inventory, fixed assets, accounts receivable, accounts payable, and selected liability accounts) of the Seller relating just to the Business as of June 30, 2008, and a related pro forma, unaudited statement of income for the three months period then ended, and (b)  pro forma, unaudited selected balance sheet account information (inventory, fixed assets, accounts receivable, accounts payable, and selected liability accounts) of the Seller relating just to the Business as of December 31, 2007, and a related pro forma, unaudited statement of income for the year then ended.  The financial statements referred to in clauses (a) and (b) above, are hereinafter referred to as the “Financial Statements.”  The Financial Statements have been prepared based on the books and records of Proxim and the Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller relating just to the Business as of such dates and the results of operations of the Seller relating just to the Business for such periods, in each case to the extent applicable to the limited financial information described above as contained in the Financial Statements..

4.6           Absence of Changes.  Since June 30, 2008, the Acquired Assets, taken as a whole, have not undergone any material adverse change in their condition or suffered any material damage, destruction or loss (whether or not covered by insurance), and there has been no Business Material Adverse Effect.

4.7           Tax Matters.

(a)           The Seller or an Affiliate of the Seller has timely filed with the appropriate Tax authorities all material Tax Returns required to have been filed by the Seller with respect to the Acquired Assets, such tax Returns were accurate and complete in all material respects, and the Seller has paid all material Taxes due as reflected on said Tax Returns.  There is no pending dispute with any Tax authority relating to any Tax Return of the Seller with respect to the Acquired Assets which, if determined adversely to the Seller, would result in the assertion by any Tax authority of any valid material Tax deficiency.  There are no Tax liens on any of the Acquired Assets.

(b)           Since June 23, 2004, the Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, customer, creditor, or stockholder.

(c)           Section 4.7(c) of the Disclosure Letter lists the jurisdictions in which Seller files or is required to file any tax returns relating to the Business or the Acquired Assets.  No communication has been received by Seller from any state taxing authority (including foreign states) requesting information concerning the extent of either of the Seller’s nexus with such state or asserting that such Seller has such nexus so as to impose such state’s taxing jurisdiction on such Seller or a tax lien with respect to the sale of assets contemplated by this Agreement, and the Seller has no nexus with any state in which it does not currently file tax returns which would allow such state to impose its taxing jurisdiction on such Seller.

4.8           Compliance with Laws.  To the Knowledge of the Seller, the Seller is, and since June 23, 2004 has been, in compliance with all Laws applicable to the Seller with respect to the ownership and operation of the Business, except where the failure to so comply would not have a Business Material Adverse Effect.

4.9           Permits.  A true and complete list of all material licenses, permits, authorizations, registrations, certificates or approvals issued to the Seller by any Governmental Body in connection with the ownership and operation of the Business (collectively, the “Seller Permits”) are set forth on Section 4.9 of the Disclosure Letter.  All Seller Permits are in full force and effect.  To the Knowledge of the Seller, the Seller and the operations of the Business are, and since June 23, 2004 have been, in compliance in all material respects with the respective requirements, conditions and provisions of the Seller Permits, and since June 23, 2004, the Seller has not received any written notice from any Governmental Body regarding any actual or alleged violation of, or failure to comply with, any Seller Permit.

4.10           Intellectual Property.

(a)           The Seller owns or has a valid license to use the Business Intellectual Property, free and clear of all Liens; provided, however, (i) that the Seller has no Knowledge as to whether the know-how, inventions or other similar Business Intellectual Property that the Seller uses are used by third parties, and therefore the Seller makes no representations or warranties hereunder as to the Seller’s ownership (to the extent ownership denotes the right to prevent third parties from using the same or similar know-how inventions of other similar intellectual property) of any such know-how, inventions or other similar Business Intellectual Property; and (ii) that with respect to patent rights, these representations and warranties are given to the Seller’s Knowledge, and the Seller has conducted no investigation as to its “freedom to operate” without violating third party patents.  The Seller has not received written notice of any adverse claim with respect to the Business Intellectual Property.

(b)           The Seller (i) has not licensed or granted to any person a right to use any Business Intellectual Property and (ii) is not obligated to pay royalties for use of the Business Intellectual Property.  To the Knowledge of the Seller, the Seller has not received any written notice from any third party that any product or service of the Seller related to the Acquired Assets violates the intellectual property rights of that third party.

(c)           All employees, contractors, agents and consultants of the Seller relating to the Business that are, or were since June 23, 2004, substantively involved in the creation of any material Business Intellectual Property, have executed and are bound by an assignment of inventions agreement to vest in the Seller exclusive ownership of such Business Intellectual Property.  All employees, contractors, agents and consultants of the Seller that have, or have had since June 23, 2004, access to material proprietary and confidential information of the Seller relating to the Business have executed and are bound by nondisclosure agreements to protect the confidentiality of such information.

(d)           Neither the execution, delivery or performance by the Seller of this Agreement and the other agreements, instruments and documents contemplated to be executed and delivered by the Seller hereunder nor the consummation by the Seller of the transactions contemplated hereby and thereby, shall breach or violate any agreement to which the Seller is a party governing the Business Intellectual Property.

4.11           Seller Contracts.

(a)           Except for the Assumed Contracts, the Seller is not a party to:

(i)           any agreement (or group of related agreements) with respect to the Business for the lease of personal or real property to or from any Person;

(ii)           any agreement with respect to the Business concerning a partnership or joint venture;

(iii)           any agreement concerning noncompetition; or any agreement restricting the ability of Seller to engage or compete in any line of business or in any geographic area, or granting any exclusive distribution or other exclusive rights; or

(iv)           any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise.

(b)           The Seller has delivered or made available to the Buyer copies of all Assumed Contracts.  All Assumed Contracts are in full force and effect, and constitute legal, valid and binding and enforceable obligations of the Seller and the other parties thereto.  Seller has performed all of the material obligations required to be performed by it to date under all Assumed Contracts and is not in default, breach or violation of any Assumed Contract (as to payments due or otherwise), nor has any event occurred which, with notice or the passage of time, or both, could reasonably be expected to constitute a default thereunder.  To the Seller’s Knowledge, no other party to any Assumed Contract is in material breach or default under such Assumed Contract.

4.12           Environmental Matters.

(a)           To the Knowledge of the Seller, the Seller is, and since June 23, 2004 has been, in compliance in all material respects with all Laws relating to the environment or to the protection of public health or safety from pollution or environmental contamination of any kind.  To the Knowledge of the Seller, the Seller is, and since June 23, 2004 has been, in compliance in all material respects with the terms of, each Seller Permit relating to the environment or to the protection of public health or safety from pollution or environmental contamination that is required in connection with the conduct of the Business.

(b)           To the Seller’s Knowledge, since June 23, 2004, no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Body arising out of or in connection with the matters described in Section 4.12(a) or arising out of or in connection with any presence, use, generation, treatment, storage, recycling, transportation, disposal, release or threat of release, whether or not lawful or intentional (as those terms are defined in federal and state laws, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act or the Clean Water Act) of any petroleum products, flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or pollutants.

4.13           Employment Matters.  The Seller has, since June 23, 2004: (i) been in compliance in all material respects with all applicable Laws respecting employment, employment practices, including those relating to nondiscrimination, immigration, terms and conditions of employment and wages and hours and (ii) withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to any present or former employees.  The Seller is not liable for any material arrears of wages or any material. Taxes or any penalty for failure to comply with any of the foregoing, and the Seller is not liable for any payment of any material amount to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations of any present or former employees of the Seller.  No unfair labor practice complaint is pending against Seller before the National Labor Relations Board or any state or local agency, nor has any charge of discrimination been filed against Seller with the Equal Employment Opportunity Commission or any similar state or local agency at any time since June 23, 2004. The consummation of the transactions contemplated by this Agreement will not entitle any Seller Employee to severance pay, unemployment compensation or an increase in the amount of compensation or any other payment.

4.14           Benefit Plans.

(a)           The Seller has provided the Buyer with a list of each compensation plan, bonus plan and any other employee benefit plans, agreement or commitment maintained or made by the Seller for the benefit of any present or former employee of the Seller relating to the Business (collectively, the “Benefit Plans”).  Copies of each Benefit Plan, and all amendments thereto, have been delivered to the Buyer.

(b)           Each Benefit Plan has been administered in accordance with its terms and in compliance in all material respects with applicable Laws, and all reports required by any Governmental Body with respect thereto since June 23, 2004 have been or as of the Closing will have been timely filed.  The Seller is not in material default or violation of any provisions of any Benefit Plan or any Law related thereto.

4.15           Litigation.  There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened against the Seller with respect to the Acquired Assets or that question the validity of this Agreement or any other agreement, instrument or documents contemplated to be executed and delivered pursuant hereto or of any action taken or to be taken by the Seller pursuant to or in connection with the transactions contemplated hereby and thereby.

4.16           Customers and Suppliers.

(a)           To the Knowledge of the Seller, none of Seller’s customers generating at least ten percent (10%) of the revenue of the Business in 2007 has provided written notice to the Seller of an intention to cease doing business with the Seller in any material respect or otherwise to materially change its business relationship with the Seller.

(b)           To the Knowledge of the Seller, none of Seller’s suppliers to whom at least ten percent (10%) of the accounts payable of the Business in 2007 were due has provided written notice to the Seller of an intention to cease doing business with the Seller in any material respect or otherwise to materially change its business relationship with the Seller.

4.17           Brokers’ Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

4.18           Insurance

Section 4.18 of the Disclosure Letter includes a complete and accurate listing of all insurance policies (including self-insurance) to which either of the Seller is a party related to the Acquired Assets and the Business, which policies are currently in force, and also any policies for which the Seller was denied coverage.  Section 4.18 of the Disclosure Letter also includes a list of all claims made against such insurance policies.  The insurance coverage for Seller and all of the Acquired Assets: (i) shall not be delinquent as of the Closing Date; and (ii) complies with any requirements for insurance under any contract to which the Seller is bound.

4.19 Product Liability; Warranties

There exists no pending or, to the Knowledge of any of the Seller, threatened claims for personal injury or property damage caused by any product manufactured, distributed or sold (or alleged to have been manufactured, distributed or sold) or services performed, by the Seller or any predecessor in interest to the Seller (“Products Liability”); and (iii) to the Knowledge of the Seller, there is no valid basis for any such inquiry, proceeding or claim.  Seller is insured against Product Liabilities, in accordance with the insurance policies identified on Section 4.19 of the Disclosure Letter (including a statement of the name of the insurer, the type of policy, the amounts of coverage and the applicable deductible limits).

4.20  Disclosure

None of the statements or information contained in any of the representations, warranties, covenants or agreements of Seller set forth in this Agreement or any Exhibit or Schedule to this Agreement, or any additional document prepared by Seller and delivered or to be delivered to Buyer pursuant to the terms of this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement or in any Exhibit or Schedule to this Agreement, in light of the circumstances in which those statements were made, not misleading.

4.21   Solvency

The Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this section, “insolvent” means the inability of the Seller to pay its liabilities and other obligations as they come due.

4.22 Real Property Lease

The Real Property Lease is the subject of a written lease agreement, and there are no oral terms or past practice inconsistent with the written terms thereof.  A true, complete and correct copy of such lease has been delivered to Buyer (including any supplements, amendments or side letters relating thereto), and such lease is valid and in full force and effect in accordance with its terms.  To the Knowledge of the Seller, Seller has an enforceable leasehold interest in the real property subject to the Real Property Lease (including all buildings, structures and improvements located thereon), in each case free and clear of any Liens, except for such mortgages and other liens on the underlying fee estates which have, or may have, priority over the Seller’s leasehold estate.  Seller has actual and exclusive possession of the real property subject to the Real Property Lease and has not subleased, licensed or otherwise granted any person or entity the right to use or occupy any portion of the real property subject to the Real Property Lease.  All of the rental and other payments payable by Seller with respect to the Real Property Lease are current, there is no default under any lease with respect to the Real Property Lease either by the landlord or by the tenant thereunder, and, to the Knowledge of the Seller, no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default thereunder.  To the Knowledge of the Seller, all buildings, structures and improvements and all electrical, plumbing, heating, cooling and mechanical equipment and systems located on the real property subject to the Real Property Lease are in reasonable working order (normal wear and tear excepted) and free from any material defect.  The real property subject to the Real Property Lease is currently served by all appropriate public utilities (including electric, gas, water, public sewer systems and telephone) to the extent necessary to conduct the Business as currently conducted.  To the Knowledge of  Seller, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened, affecting the Real Property Lease, or any portion thereof or interest therein.    The real property subject to the Real Property Lease constitutes all of the real property used in or otherwise related to the conduct of the Business.

5.      Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller as set forth in this Section 5.

5.1           Organization of the Buyer.  The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

Copies of the Certificate of Incorporation and Bylaws of the Buyer, each as amended to date, have been heretofore delivered to the Seller and are accurate and complete.  The Buyer is not in violation of any of the material provisions of its Certificate of Incorporation or Bylaws.

5.2           Authorization of Transaction.  The Buyer has the corporate power and authority to execute and deliver this Agreement and all other agreements, instruments and documents required to be executed and delivered by the Buyer hereunder, and to perform the Buyer’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  All corporate actions required to be taken by the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement and the other agreements, instruments and documents required to be executed and delivered by the Buyer hereunder, the performance by the Buyer of its obligations hereunder and thereunder, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly and properly taken.  This Agreement and the other agreements, instruments and documents executed and delivered by the Buyer hereunder have been duly executed and delivered by the Buyer, and constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms and conditions, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Law relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

5.3           Noncontravention; Consents.  Neither the execution and the delivery of this Agreement and the other agreements, instruments and documents required to be executed and delivered by the Buyer pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate the Certificate of Incorporation or Bylaws of the Buyer, (ii) violate any Law, injunction, judgment, or order of any Governmental Body, to which the Buyer is subject, or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease or license, to which the Buyer is a party or by which the Buyer is bound or to which any of the Acquired Assets is subject.  No consent, permit, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required for the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any other agreement, instrument or document contemplated to be executed and delivered by the Buyer hereunder, or the consummation by the Buyer of the transactions contemplated hereby and thereby.

5.4           Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5.5           Sufficient Available Funds.  The Buyer has sufficient immediately available funds on hand to make the payments contemplated by this Agreement and to operate the Business for the foreseeable future.

6.      Certain Agreements and Covenants.

6.1           Further Assurances.  At any time or from time to time after the Closing, each Party shall, at the request of the other Party and without additional consideration, execute and deliver any further instruments or documents and take any such further action as such other Party may reasonably request in order to consummate the transactions contemplated by this Agreement, including executing, acknowledging and delivering, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney or assurances as may be reasonably required for (a) the transferring, assigning, conveying, granting, assuring and confirming to the Buyer any of the Acquired Assets or to vest in the Buyer all of the Seller’s right, title and interest in and to the Acquired Assets, and (b) the assumption by the Buyer of the Assumed Liabilities.

6.2           Certain Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by either Party, in connection with any audit, litigation or other proceeding with respect to Taxes relating to the Business, the Acquired Assets or this Agreement.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.3           Books and Records.

(a)           Those books and records of the Seller that are not included in the Acquired Assets and transferred to the Buyer pursuant to this Agreement and relate to the Acquired Assets and the Business shall be preserved and maintained by the Seller (or its designee) for a period of five years from the Closing Date.  The Seller shall give the Buyer and its authorized representatives, during normal business hours, such access to such books and records (including Tax Returns and other Tax information) retained by the Seller as may be reasonably required by the Buyer in connection with the acquisition, ownership and operation of the Acquired Assets and the Business and the assumption of the Assumed Liabilities.  The Seller shall reasonably cooperate with the Buyer in the Buyer’s review of such books or records, including, but not limited to, providing copies of such books and records, the reasonable out-of-pocket cost of which shall be borne by the Buyer.

(b)           Those books and records of the Seller that are included in the Acquired Assets and transferred to the Buyer pursuant to this Agreement shall be preserved and maintained by the Buyer for a period of five years from the Closing Date.  The Buyer shall give the Seller and its authorized representatives, during normal business hours, such access to such books and records transferred to the Buyer as may be reasonably required by the Seller.  The Buyer shall reasonably cooperate with the Seller in the Seller’s review of such books or records, including, but not limited to, providing copies of such books and records, the out-reasonable of-pocket cost of which shall be borne by the Seller.

6.4           OEM Agreement.  Simultaneously with the execution and delivery of this Agreement, the Buyer and Proxim are executing and delivering an OEM Agreement in substantially the form of Exhibit B.

6.5           Patent License Agreement.  Simultaneously with the execution and delivery of this Agreement, the Buyer and Proxim are executing and delivering a Patent License Agreement substantially in the form of Exhibit C, pursuant to which Proxim is granting the Buyer a transferable license to use United States patent US006700549B2.

6.6           Transitional Services Agreement.  Simultaneously with the execution and delivery of this Agreement, the Buyer and Proxim are executing and delivering a Transitional Services Agreement substantially in the form of Exhibit D.

6.7           Employees.

(a)           At or immediately after Closing, Seller will: (A) take such action as may be required to terminate employment of each present employees of the Seller relating to the Business on or prior to the Closing Date (the “Seller Employees”) without any liability to Buyer except as provided in clause (b) below; (B) take such action as may be required to 100% vest the entire account balance of each Seller Employee under any of Seller’s pension, profit sharing or 401(k) plans as of the Closing Date to the extent permitted by law; (C) make all employer contributions allocable to each Seller Employee under any such plans for all periods through the Closing Date; (D) pay to each employee of the Business (whether or not hired by Buyer) all wages, severance payments and other benefits owed by Seller in connection with the termination of such employee’s employment with Seller, except for bonuses and commissions which cannot be calculated by the Closing Date, but will be paid by Seller within thirty (30) days following Closing and for the Assumed Employee Liabilities.

(b)           The Buyer may offer employment to some or all of Seller Employees on such  terms and conditions as Buyer may determine   Buyer’s obligations with respect to any of Seller Employees, if hired by Buyer, shall commence upon their date of hire by Buyer.  The Seller hereby waives all contractual or other rights it may have with respect to any such employee to the extent necessary to permit the Buyer to employ such employee without any conflicting or other continuing obligation to the Seller.  The Buyer shall, and hereby does, assume all of the dollar value of the paid time off balances of the Seller Employees hired by Buyer existing at the Closing and shall cause such paid time off liabilities to the such Seller Employees to be satisfied in full in accordance with applicable laws and regulations, either by rolling over such accrued paid time off balances or paying such accrued amounts to the applicable Seller Employee(s).  The dollar value of the accrued paid time off balances assumed by the Buyer shall be referred to herein as the “Assumed Employee Liabilities.”  A schedule of such balances are set forth on Section 6.7(b) of the Disclosure Letter.

(c)           The parties acknowledge that, following the Closing Date, Seller will not provide health coverage for the Seller Employees for claims incurred thereafter.  Seller shall be responsible for providing notices and health plan continuation coverage to the extent required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Buyer will not be responsible for any medical claims incurred by any Qualified Beneficiary or any other employees or former employees of Seller or their respective beneficiaries prior to midnight on the Closing Date.  Except as provided in this subsection, Buyer shall not have any responsibility, liability or obligation, whether to active employees, former employees, their beneficiaries or to any other person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof) maintained by Seller.

7.      Survival of Representations and Warranties; Indemnification; Limitation of Liability.

7.1           The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date, except for representations and warranties contained in Section4.4(a), 4.7, 4.12 and  4.12, which are of unlimited duration.  The termination of any such representation and warranty, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date.

7.2           Indemnification by Seller.  Seller and Proxim shall indemnify, defend and hold Buyer and its shareholders, directors, officers, employees, agents, affiliates and successors (collectively, “Buyer’s Indemnified Parties”) harmless of and from any and all damages, claims, liabilities, losses, costs and expenses, including reasonable attorneys’ and paralegals’ fees and disbursements, court costs or costs incurred in investigation (collectively “Losses”) incurred or suffered by any of Buyer’s Indemnified Parties which arise out of, result from or relate to: (i) any misrepresentation or breach of any representation or warranty contained in or made pursuant to this Agreement by Seller; (ii) any breach by Seller or failure by Seller to perform any of their covenants, obligations or agreements contained in or made pursuant to this Agreement; (iii) any Excluded Liabilities; and, (iv) the operation of the Business prior to the Closing (except for any Assumed Liabilities); or (v) any warranty relating to products sold prior to Closing.

7.3           Indemnification by Buyer.  Buyer shall indemnify, defend and hold Seller and their owners, directors, officers, employees, agents, affiliates and successors (collectively, “Seller’s Indemnified Parties”) harmless of and from any Losses incurred or suffered by Seller’s Indemnified Parties which arise out of, result from or relate to:  (i) the Assumed Liabilities; (ii) any misrepresentation or breach of any representation or warranty contained in or made pursuant to this Agreement by Buyer; (iii) any breach by Buyer or failure by Buyer to perform any of its covenants, obligations or agreements contained in or made pursuant to this Agreement; or (iv) Buyer’s operation of the Business from and after Closing.

7.4           Conditions of Indemnification of Third-Party Claims.  The respective obligations and liabilities of Seller, on the one hand, or Buyer, on the other hand (the “Indemnifying Party”) to the Buyer’s Indemnified Parties or the Seller’s Indemnified Parties, as the case may be, as indemnified parties (the “Indemnified Party”) under Sections 7.2 and 7.3 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)             Within fourteen (14) days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion of any claim by a third party, the Indemnified Party shall give the Indemnifying Party written notice thereof, stating the nature and basis of the claim, and the amount thereof to the extent known, together with a copy of such claim, process or other legal pleading and all relevant documentation in the Indemnified Party’s possession respecting the claim, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, that the Indemnified Party may participate in the defense with counsel of its own choice and at its own expense (provided that the Indemnifying Party will bear the expense of counsel for the Indemnified Party if counsel for the Indemnified Party reasonably concludes that a conflict of interest exists or is reasonably likely to exist between the Indemnified Party and the Indemnifying Party).

(b)             If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party, upon further notice to the Indemnifying Party, will have the right to undertake the defense, compromise or settlement of such claim on behalf of or for the account and risk of the Indemnifying Party and at the Indemnifying Party's expense, subject to the right of the Indemnifying Party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c)             Anything in this Section 7 to the contrary notwithstanding, the Indemnifying Party shall not settle any claim without the consent of the Indemnified Party unless such settlement involves only the payment of money and the claimant provides to the Indemnified Party a release from all liability in respect of such claim.  If the settlement of the claim involves more than the payment of money, the Indemnifying Party shall not settle the claim without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d)             The Indemnified Party and the Indemnifying Party will each cooperate with all reasonable requests of the other for the purpose of defending against any claims.

    (e)              If the Indemnifying Party makes a payment of any claim pursuant to this Section 7, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits of the Indemnified Party under any insurance policies with respect to such claim.

7.5           Limitations on Buyer’s Liabilities. The total aggregate liability of Seller and Proxim combined (not each) in connection with or arising out of the transactions contemplated by this Agreement, regardless of the form of action whether in contract, tort, strict liability or otherwise, including without limitation any breaches of representations, warranties and covenants of the Seller or Proxim contained in this Agreement and in any other agreement, instrument and documents contemplated to be executed and delivered by the Seller or Proxim hereunder or pursuant to the indemnification provisions set forth above in Section 7.2, shall be limited to the amount of $4,000,000.00 during the first year following the Closing Date and $2,000,000 during the second year following the Closing Date (provided, in no case shall the total aggregate liability of Seller and Proxim combined in the first year and the second year exceed the cumulative amount of $4,000,000), and the Buyer shall not be entitled to and shall not seek any damages, claims, or other amounts exceeding that specified maximum amount.  Further, neither Proxim nor the Seller shall have any liability in connection with or arising out of the transactions contemplated by this Agreement unless the Buyer shall have provided the Seller with written, specific notice of the claim on or before the second anniversary of the Closing Date.

8.           Restrictive Covenants

8.1           Confidentiality.  The Seller acknowledges and agrees that the trade secrets and other confidential information acquired by Buyer pursuant to this Agreement, including information concerning customers, sales, existing or proposed bids, costs, pricing practices, operations, finances, management, marketing and business strategies and plans, personnel data and training information, financial and business projections, technology and know-how (“Confidential Information”) will be valuable, special and unique assets of Buyer; provided, however, that Confidential Information shall not include any information which Seller can establish: (i) was already in the public domain at the time of disclosure or thereafter becomes part of the public domain through no fault of Seller or its representatives nor from a source prohibited from disclosing the information by a contractual, legal or fiduciary obligation; (ii) was developed by or for Seller after the Closing independently of, and without the use of, any Confidential Information, or (iii) is required to be disclosed by applicable law or regulations.  Seller agrees that it will not, directly or indirectly, except with the prior written consent of Buyer, use, divulge or disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information except to the extent historical information is required to be used due to the Business being owned by the Seller prior to Closing. The foregoing covenants of confidentiality shall remain in effect for a period of two (2) years after Closing.  Notwithstanding anything to the contrary in this Agreement, Seller will never disclose or use Confidential Information which Buyer informs Seller in writing remains a trade secret of Buyer.

8.2           Covenant Against Competition and Solicitation.  As a material inducement to Buyer to enter into this Agreement, to preserve the value of the goodwill purchased by Buyer and to reduce the cost to Buyer of monitoring and enforcing the compliance of Seller with the confidentiality obligations contained in Section 8.1 hereof, Seller covenants and agrees that, during the two (2) year period from and after Closing, it will not, and it will cause each of its Current Entity Affiliates to not, without the express written consent of Buyer and only to the extent authorized by Buyer:

(a)             Directly or indirectly, alone or in concert with others, whether as principal, agent, representative, partner, lender, consultant, shareholder or otherwise, under or through any form of business entity, own, operate, manage, control or otherwise actively participate in any Competitive Components Business, excluding indirect ownership by virtue of ownership of one percent (1%) or less of any class of securities of any publicly traded company.  For purposes of this Agreement, “Competitive Components Business” means the manufacture and sale of millimeter wave components, subassemblies, and subsystems and does not include complete radio products;

(b)             Either for itself/himself or for any other person, firm, corporation or entity, solicit, induce or attempt to solicit or induce any persons or entities which were millimeter wave components, subassemblies, or subsystems customers or suppliers of the Business within three (3) years prior to the Closing to contract or otherwise deal with any Competitive Components Business or to otherwise interfere with such customers’ or suppliers’ relationship with the Business; or

(c)             Induce or solicit or seek to induce or solicit any person who was engaged in the Business as an employee, agent or otherwise within the one (1) year period prior to the Closing to terminate his or her engagement with Buyer or otherwise participate in any Competitive Business.

As used in this Section 8.2, the term “Current Entity Affiliates” means (i) any Affiliate of Proxim as of the Closing Date and (ii) any Person incorporated or formed after the Closing Date which is under the direct or indirect control of Proxim; provided, in each case, only business entities are included in the term “Current Entity Affiliates” not individuals.

8.3           Each of the covenants contained in Section 8.2 are separate and distinct covenants of  the Seller.

9.      Miscellaneous.

9.1           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated August 8, 2008 and any materials provided during the Buyer’s due diligence investigation.

9.2           Amendments and Supplements.  This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed by both Parties.

9.3           Waiver.  The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of a Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  Except as provided in Section 7 above, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

9.4           Performance.  The Party acknowledges and agrees that money damages alone will not adequately compensate the other Party for breach of such Party’s obligations provided in this Agreement, and, therefore, agrees that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available to the other Party, at law, in equity or otherwise, such other Party shall be entitled, if warranted, to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without posting any bond or security. The remedy in this Section 9.4 is in addition to, and not in lieu of, any other rights or remedies a Party may have.

9.5           Expenses.  Each Party shall bear the expenses, costs and fees (including all expenses, costs, fees and disbursements of attorneys, consultants, investment bankers and other financing advisors, brokers and finders, and accountants) incurred by such Party in connection with the negotiation, preparation or performance of this Agreement and the consummation by such Party of the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

9.6           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or on the date of receipt as confirmed:

To the Buyer:

Renaissance Electronics Corporation
12 Lancaster County Road
Harvard, MA  01451
Attention: Tom Kurian
Facsimile: (978) 772-4170

With a copy (which shall not constitute notice) to:

Gilman, McLaughlin & Hanrahan, LLP
101 Merrimac Street
PO Box 9601
Boston, MA 02114
Attention: Michael Eby
Facsimile: (617) 227-7117

To the Seller:

Terabeam Corporation
1561 Buckeye Drive
Milpitas, CA  95035
Attention: President
Facsimile: (408) 383-7667

With a copy (which shall not constitute notice) to:

Terabeam Corporation

881 North King Street
Suite 100
Northampton, MA 01060
Attention: David L. Renauld
Facsimile: (413) 584-2685

9.7           Binding Effect; Assignment.  Neither this Agreement nor any of the rights and obligations of a Party hereunder shall be assigned or delegated, without the written consent of the other Party.  Subject to the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything to the contrary herein contained, the consent of the other Party shall not be required for: (a) an assignment by a Party of this Agreement and its rights and obligations hereunder to any one or more of its Affiliates, provided that such Affiliate agrees in writing to assume and fulfill all of the obligations of the assigning Party under this Agreement and the assigning Party remains guarantor thereof; or (b) an assignment by a Party of this Agreement and its rights and obligations hereunder in connection with the sale of such Party, however effected (including through a merger, sale of stock, sale of assets, or otherwise), provided that the acquirer agrees in writing to assume and fulfill all of the obligations of the assigning Party under this Agreement.

9.8           No Rights to Third Parties.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

9.9           Public Announcements.  Except as set forth below, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by a Party or its Affiliates without the prior consent of the other Party (which consents shall not be unreasonably withheld), except as such release or announcement may be required by Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Party making the release or announcement (or its Affiliate, if applicable) shall allow the other Party to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.  The Buyer specifically acknowledges that Proxim may be required to file this Agreement and other agreements, instruments and documents contemplated hereby with the United States Securities and Exchange Commission and hereby consents such filing.

9.10           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.11           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13           Governing Law; Jury Trial; Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction).

(b)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

(c)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF THE MASSACHUSETTS STATE COURTS, AND FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN MASSACHUSETTS, AND ANY APPELLATE COURT PRESIDING THEREOVER, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH MASSACHUSETTS STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN ANY SUCH FEDERAL COURT.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY MASSACHUSETTS STATE COURTS, OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN MASSACHUSETTS.  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

9.14           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Reference to a statute herein, is to such statute as amended.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The definitions given for terms in this Agreement will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Sections, Schedules and Exhibits will be deemed references to Sections of and Schedules and Exhibits to this Agreement unless the context otherwise requires.  All references to “$” will be deemed references to the lawful money of the United States of America.  Accounting and financial terms not otherwise defined herein shall have the meanings ascribed to such terms under GAAP.

9.15           Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.  This Agreement may be executed by facsimile signature or electronic exchanges of documents bearing a scanned signature, and a facsimile or copy of a signature is valid as an original.

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

THE BUYER

RENAISSANCE ELECTRONICS CORP.

By: /s/ Thampy Kurian
Name: Thampy Kurian
Title: President/CEO

HXI, LLC

By: /s/ Thampy Kurian
Name: Thampy Kurian
Title: Manager

THE SELLER

TERABEAM CORPORATION

By: /s/ Pankaj Manglik
Name: Pankaj Manglik
Title: President & CEO

PROXIM WIRELESS CORPORATION

By: /s/ Pankaj Manglik
Name: Pankaj Manglik
Title: President & CEO